EXHIBIT 99.1

News
Release
Contact: Robert Copple
972-665-1000

For Immediate Release...

CINEMARK USA, INC. REPORTS RESULTS FOR THIRD QUARTER 2004

     Plano, TX, November 10, 2004 — Cinemark USA, Inc., one of the leaders in the motion picture exhibition industry, today reported results for the three and nine months ended September 30, 2004.

     Cinemark USA, Inc.’s revenues for the three months ended September 30, 2004 increased 4.9% to $263.3 million from $251.0 million for the three months ended September 30, 2003. The increase was primarily related to a 2.7% increase in attendance combined with a 2.4% increase in average ticket price. Operating income for the three months ended September 30, 2004 was $38.5 million compared with operating income of $38.1 million for the three months ended September 30, 2003. Earnings before interest, taxes, depreciation, amortization, and other non-cash expenditures (“Adjusted EBITDA”) for the three months ended September 30, 2004 increased 2.4% to $58.4 million from $57.0 million for the three months ended September 30, 2003. The Company’s Adjusted EBITDA margin was 22.2% for the three months ended September 30, 2004. Net income for the three months ended September 30, 2004 was $20.5 million compared to net income of $14.6 million for the three months ended September 30, 2003.

     For the nine months ended September 30, 2004, revenues increased 10.6% to $775.1 million from $701.0 million for the nine months ended September 30, 2003. The increase was primarily related to a 7.2% increase in attendance combined with a 3.4% increase in average ticket price. Excluding stock option compensation and change of control expenses of $32.0 million recorded as a result of the Recapitalization of the Company’s parent, Cinemark, Inc. (“the Recapitalization Charges”), the Company’s operating income for the nine months ended September 30, 2004 was $121.1 million compared with operating income of $99.3 million for the nine months ended September 30, 2003. Adjusted EBITDA, excluding the Recapitalization Charges, for the nine months ended September 30, 2004 increased 14.5% to $176.4 million from $154.0 million for the nine months ended September 30, 2003. The Company’s Adjusted EBITDA margin was 22.8% for the nine months ended September 30, 2004. Net income, excluding the Recapitalization Charges net of taxes, for the nine months ended September 30, 2004 was $54.1 million compared to net income of $28.5 million for the nine months ended September 30, 2003. Net income for the nine months ended September 30, 2004, including the Recapitalization Charges, was $31.8 million.

     Cinemark USA, Inc. continues to be a leader in the development of stadium seating multiplex theatres. During the nine months ended September 30, 2004, the Company opened 13 new theatres with a total of 132 screens and added four screens to two existing theatres. On September 30, 2004, the Company’s aggregate screen count was 3,237, with screens in the United States, Canada, Mexico, Argentina, Brazil, Chile, Ecuador, Peru, Honduras, El Salvador, Nicaragua, Costa Rica, Panama and Colombia. As of September 30, 2004, the Company had signed commitments to open five new theatres with 49 screens by the end of 2004. The Company also has signed commitments to open 21 new theatres with 213 screens subsequent to 2004.

     The Company intends that this press release be governed by the “safe harbor” provision of the Private Securities Litigation Reform Act of 1995 (the “PSLR Act”) with respect to statements that may be deemed to be forward-looking statements under the PSLR Act. Such forward-looking statements may include, but are not limited to, the Company and any of its subsidiaries’ long-term theatre strategy. Actual results could differ materially from those indicated by such forward-looking statements due to a number of factors.

     The Company, headquartered in Plano, TX, has a website at www.cinemark.com where customers can view showtimes and purchase tickets.

Cinemark USA, Inc.

Financial and Operating Summary
(unaudited, in thousands)

	Three months ended		Nine months ended
	September 30,		September 30,
	2004	2003	2004	2003
Statement of Operations data (1):
Theatre revenues	$263,304	$250,992	$775,115	$700,973
Film rentals and advertising	88,891	84,784	262,789	240,002
Concession supplies	14,345	14,384	40,931	36,863
Facility lease expense	32,627	31,085	95,048	88,939
Other theatre operating expenses	57,539	54,651	164,604	154,345
General and administrative expenses	12,143	11,248	37,134	31,183
Stock option compensation and change of control expenses related to the Recapitalization	—	—	31,995	—
Depreciation, amortization and asset impairment loss	16,054	16,460	50,827	51,054
(Gain) loss on sale of assets and other	3,189	232	2,636	(759)

Total costs and expenses	224,788	212,844	685,964	601,627

Operating Income	38,516	38,148	89,151	99,346
Interest expense (2)	10,749	13,133	34,398	41,819
Other (income) expense	843	(38)	8,563	8,112

Income from continuing operations before income taxes	26,924	25,053	46,190	49,415
Income taxes	6,538	7,780	13,964	17,798

Income from continuing operations	20,386	17,273	32,226	31,617
Gain (loss) from discontinued operations, net of taxes	103	(2,644)	(443)	(3,153)

Net income	$20,489	$14,629	$31,783	$28,464

Other Financial Data (1):
Adjusted EBITDA (3)	$58,366	$56,998	$176,370	$153,972
Adjusted EBITDA margin	22.2%	22.7%	22.8%	22.0%
Other Operating Data (1):
Domestic Attendance (patrons)	30,616	30,223	87,892	83,570
International Attendance (patrons)	18,160	17,288	51,760	46,659

Worldwide Attendance (patrons)	48,776	47,511	139,652	130,229

	As of September 30, 2004	As of September 30, 2003
Balance Sheet Data:
Cash and cash equivalents	$54,865	$107,319
Theatre properties and equipment, net	786,649	775,880
Total assets	957,051	960,746
Long-term debt, including current portion	643,793	658,431
Shareholder’s equity	139,943	76,843

Reconciliation of Adjusted EBITDA (unaudited)
(in thousands)

	Three months ended		Nine months ended
	September 30,		September 30,
	2004	2003	2004	2003
Net income	$20,489	$14,629	$31,783	$28,464
Income taxes	6,538	7,780	13,964	17,798
Interest expense (2)	10,749	13,133	34,398	41,819
Other (income) expense	843	(38)	8,563	8,112
(Gain) loss from discontinued operations, net of taxes	(103)	2,644	443	3,153

Operating income	38,516	38,148	89,151	99,346
Add: Depreciation, amortization and asset impairment loss	16,054	16,460	50,827	51,054
Add: (Gain) loss on sale of assets and other	3,189	232	2,636	(759)
Add: Amortized compensation — stock options (4)	—	273	145	822
Add: Deferred lease expenses (5)	607	1,885	1,616	3,509
Add: Stock option compensation and change of control expenses related to the Recapitalization	—	—	31,995	—

Adjusted EBITDA (3)	$58,366	$56,998	$176,370	$153,972

(1)	Statement of operations data, other financial data and other operating data exclude the results of the Company’s two United Kingdom theatres for all periods presented, as these theatres were classified as held for sale at March 31, 2004 and were subsequently sold on April 30, 2004. The results of operations for these two theatres are presented as discontinued operations.

(2)	Includes amortization of debt issue costs and excludes capitalized interest.

(3)	Adjusted EBITDA as calculated in the chart above represents net income before income taxes, interest expense, other (income) expense, (gain) loss from discontinued operations, depreciation, amortization and asset impairment loss, (gain) loss on sale of assets and other, accrued and unpaid compensation expense relating to any stock option plans, changes in deferred lease expense, and stock option compensation and change of control expenses related to the Recapitalization. Adjusted EBITDA is a non-GAAP financial measure commonly used in our industry and should not be construed as an alternative to net income or operating income as an indicator of operating performance or as an alternative to cash flow provided by operating activities as a measure of liquidity (as determined in accordance with GAAP). Adjusted EBITDA may not be comparable to similarly titled measures reported by other companies. The calculation of Adjusted EBITDA is consistent with the definition of EBITDA in our senior subordinated notes indentures. We have included Adjusted EBITDA because we believe it provides management and investors with additional information to measure our performance and liquidity, estimate our value and evaluate our ability to service debt. In addition, we use Adjusted EBITDA for incentive compensation purposes.

(4)	Non-cash expense included in general and administrative expenses.

(5)	Non-cash expense included in facility lease expense.

For more information contact:
Robert Copple, Chief Financial Officer
(972) 665-1000